Exhibit 99.1

American River Bankshares Reports First Quarter 2017 Results

SACRAMENTO, Calif., April 20, 2017 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.2 million, or $0.18 per diluted share for the first quarter of 2017 compared to $1.4 million, or $0.19 per diluted share for the first quarter of 2016.

“This quarter included important milestones for the Company,”   said David Taber, President and CEO of American River Bankshares.  “The quarterly cash dividend was resumed along with the announcement of the 5% stock repurchase program, both key indicators of continued success.” Taber continued, “As an organization, we’re committed to profitable growth and increasing efficiency, while continuing to invest in staff and client service.”

Financial Highlights

  Core deposits increased $7.0 million (1.5%) and net loans decreased $10.1 million (3.1%) during the first quarter of 2017.  Core deposits increased $28.5 million (6.5%) from March 31, 2016 to March 31, 2017.  Net loans increased $21.7 million (7.4%) from March 31, 2016 to March 31, 2017.
  The net interest margin for the first quarter 2017 was 3.44%, compared to 3.57% for the fourth quarter of 2016 and 3.63% for the first quarter of 2016.  Net interest income was $4.8 million in the first quarter of 2017, a decrease of $231,000 (4.6%) over $5.0 million recorded in the first quarter of 2016.
  The allowance for loan and lease losses was $4.8 million (1.52% of total loans and leases) at March 31, 2017, compared to $5.1 million (1.71% of total loans and leases) at March 31, 2016.  Nonperforming loans were just $17,000 at March 31, 2017.
  Shareholders’ equity was $83.1 million at March 31, 2017 compared to $83.9 million at December 31, 2016.  Tangible book value per share was $10.20 at March 31, 2017 compared to $10.14 per share at December 31, 2016.  Book value per share was $12.70 per share at March 31, 2017 compared to $12.59 per share at December 31, 2016.
  The 2017 Stock Repurchase Program resulted in the Company repurchasing 131,000 shares of its common stock at an average price of $15.01 per share during the first quarter of 2017.  The Company reinstated the quarterly cash dividend by paying a $0.05 per share cash dividend on February 22, 2017.
  The Company continues to maintain strong capital ratios.  At March 31, 2017 the Leverage ratio was 10.4% compared to 10.5% at December 31, 2016; the Tier 1 Risk-Based Capital ratio was 18.9% compared to 19.0% at December 31, 2016; and the Total Risk-Based Capital ratio was 20.2% compared to 20.3% at December 31, 2016.

Northern California Economic Update, March 31, 2017

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2016 commercial real estate and employment trends were positive and this has continued into 2017.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2015 to fourth quarter 2016, commercial real estate vacancies have improved or remained flat in all segments.  Office vacancy decreased from 13.5% to 11.6%, retail vacancy ended flat at 10.3%, and industrial vacancy decreased from 10.1% to 8.1%.  In Sonoma County, for the same period (fourth quarter 2015 compared to fourth quarter 2016), commercial real estate vacancies also improved or remained flat.  Office vacancy decreased from 16.4% to 14.7%, retail vacancy decreased from 4.1% to 3.8%, and industrial vacancy ended flat at 5.8%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past 3 years, with the exception of first quarter 2016.  Office and retail experienced negative absorption that quarter as a result of two large office building vacancies, and one major retailer closing its doors.  Sonoma County has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data not available).

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the end of the fourth quarter 2016 with lease rates ranging from the following: office: $1.71/SF to $1.74/SF; retail: $1.33/SF to $1.34/SF and industrial: $0.46/SF to $0.47/SF.  As of fourth quarter 2016, lease rates per square foot were $1.71 for office, $1.33 for retail, and $0.47 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross lease rates from 2013 through the end of the fourth quarter of 2015 showed some fluctuation in office and industrial segments and decreased in the retail segment.  The lease rates during the two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.  Year-end 2016 office rents ranged from $1.75/SF to $2.25/SF depending on quality.  Industrial rents ranged from $.85/SF to $.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.  There was no retail rental rate data available for Santa Rosa for this time period.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy with lease rates increasing and cap rates showing improvement.  Comparing the first quarter of 2016 to the fourth quarter of 2016, occupancy decreased only slightly from 97.5% to 97.4%, monthly lease rates increased from $1,157 to $1,235, and trailing 12-month cap rates increased from 5.58% to 5.80%.  Similar data for the Sonoma and Amador markets is currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and decreased further to 4.7% as of December 2016.  As of February 2017, unemployment remained flat at 4.7%. California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.2% as of December 31, 2016.  As of February 2017, the rate decreased slightly further to 5.0%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, and 18.2 million at the end of 2016.  The State added another 25,000 jobs during the first two months of 2017.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued at a slower pace into 2015, and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  Compared to December 31, 2016, unemployment rates increased slightly as of month-end February 2017 from 4.8% to 5.1% in the Sacramento MSA and 3.6% to 3.8% in the Santa Rosa-Petaluma MSA.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, and 5.7% December 31st, 2016.  As of month-end February 2017, the rate increased slightly to 5.9%.

Job growth was positive in all of our markets in the past three years.  Compared to December 2014, job growth was 1.71%, 2.13% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA, and Amador County, respectively, at December 31, 2015.  Comparing December 2016 to December 2015, job growth was 1.95%, 0.36% and 4.31% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  As of month-end February 2017 however, the Sacramento and Santa Rosa-Petaluma MSAs saw slight declines in job growth of 0.46% and 0.08% respectively.  Amador County increased slightly by 0.15%.

Balance Sheet Review

American River Bankshares’ assets totaled $659.3 million at March 31, 2017, compared to $651.5 million at December 31, 2016, and $626.1 million at March 31, 2016.

Net loans totaled $314.0 million at March 31, 2017, down from $324.1 million at December 31, 2016 and up from $292.2 million at March 31, 2016.  Nonperforming loans decreased $1.6 million (98.9%) from $1.6 million at March 31, 2016 to $17,000 at March 31, 2017.  Nonperforming loans decreased $2,000 (10.5%) from $19,000 at December 31, 2016.

The loan portfolio at March 31, 2017 included: real estate loans of $285.1 million (90% of the portfolio), commercial loans of $29.8 million (9% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $4.1 million (1% of the portfolio).  The real estate loan portfolio at March 31, 2017 includes: owner-occupied commercial real estate loans of $71.3 million (25% of the real estate portfolio), investor commercial real estate loans of $115.6 million (41% of the real estate portfolio), multi-family real estate loans of $73.2 million (25% of the real estate portfolio), construction and land development loans of $10.1 million (4% of the real estate portfolio) and residential real estate loans of $14.9 million (5% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  NPAs remained at $1.4 million at March 31, 2017 from December 31, 2016 and decreased from $3.4 million at March 31, 2016.  The NPAs to total assets ratio remained consistent at 0.21% at the end of March 2017 from December 31, 2016 and decreased from 0.54% one year ago.

At March 31, 2017 and at December 31, 2016, the Company had two OREO properties totaling $1.3 million. This compares to two OREO properties totaling $896,000 at March 31, 2016.  During the first quarter of 2017, the Company did not add, sell, or modify the value of any OREO properties. At March 31, 2017, December 31, 2016, and March 31, 2016 there was not a valuation allowance for OREO properties.

Loans measured for impairment were $17.2 million at the end of March 2017, a decrease from $17.3 million at December 31, 2016, and $21.0 million a year ago.  Specific reserves of $533,000 were held on the impaired loans at March 31, 2017, compared to $421,000 at December 31, 2016 and $789,000 at March 31, 2016.  There was no provision for loan and lease losses for the first quarters of 2017 and 2016.  There was a reversal of provision for loan and lease losses for $676,000 in the fourth quarter of 2016. The Company had net recoveries of $11,000 in the first quarter of 2017 compared to net recoveries of $107,000 in the first quarter of 2016.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $263.6 million at March 31, 2017, up 3.6% from $254.5 million at December 31, 2016 and up 0.8% from $261.4 million at March 31, 2016.  At March 31, 2017, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 2% corporate bonds.

At March 31, 2017, total deposits were $551.0 million, compared to $544.8 million at December 31, 2016 and $523.8 million one year ago.  Core deposits increased 6.5% to $468.8 million at March 31, 2017 from $440.3 million at March 31, 2016 and increased 1.5% from $461.8 million at December 31, 2016.  The Company considers all deposits except time deposits as core deposits.

At March 31, 2017, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.  At March 31, 2016, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 25% and time certificates were 16% of total deposits.

Shareholders’ equity decreased $742,000 (0.9%) to $83.1 million at March 31, 2017 compared to $83.9 million at December 31, 2016.  The decrease in equity from December 31, 2016 was due to a decrease in common stock of $1.8 million primarily related to repurchases made under the 2017 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $852,000 million due to the net income for the year less cash dividends declared and a $249,000 increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.  During the first quarter of 2017, the Company repurchased 131,000 shares of its common stock at an average price of $15.01 per share under the 2017 Stock Repurchase Program.

Net Interest Income

The net interest income during the first quarter 2017 was $4.8 million (a decrease of 5%) compared to $5.0 million in the first quarter of 2016 and the net interest margin as a percentage of average earning assets was 3.44% in the first quarter of 2017, compared to 3.62% in the fourth quarter of 2016 and 3.63% in the first quarter of 2016.  Interest income for the first quarter of 2017 was $5.1 million (a decrease of 4%) compared to $5.3 million for the first quarter of 2016 and interest expense for the first quarter of 2017 was $242,000 (an increase of 3%) compared to $234,000 for the first quarter of 2016.

The average tax equivalent yield on earning assets decreased from 3.80% in the first quarter of 2016 to 3.61% for the first quarter of 2017.  Much of the decrease in yields from the first quarter of 2016 to the first quarter of 2017 can be attributed to a decrease in the yield on loans.  The yield on loans decreased from 4.90% in the first quarter of 2016 to 4.57% in the first of 2017.  This decrease is related to new loans being funded at current market interest rates which are lower than the rates on the existing loans in the portfolio.

The average balance of earning assets increased 1% from $571.3 million in the first quarter of 2016 to $579.2 million in the first quarter of 2017.

When compared to the first quarter of 2016, average loan balances increased $25.0 million (8.5%) from $295.1 million to $320.1 million for the first quarter of 2017.  Average investment balances decreased $17.2 million (6.3%) from $275.2 million during the first quarter of 2016 to $258.0 million during the first quarter of 2017.

Average deposits increased $27.4 million (5.3%) from $518.5 million during the first quarter of 2016 to $545.9 million during the first quarter of 2017.  Average borrowings decreased from $24.4 million during the first quarter of 2016 to $15.5 million during the first quarter of 2017.

Noninterest Income and Expense

Noninterest income for the first quarter of 2017 decreased $335,000 (44.4%) to $419,000, compared to $754,000 in the first quarter of 2016.  The decrease in noninterest income was predominately related to a decrease in income from the gain on sale of securities from $282,000 in 2016 to $56,000 in 2017 and a decrease in rental income from OREO properties from $106,000 in 2016 to zero in 2017 as the income producing property was sold in 2016.

Noninterest expense decreased $361,000 (9.5%) from $3.8 million for the first quarter of 2016 to $3.4 million in the first quarter of 2016.  The decrease is primarily due to a decrease in OREO related expense from $340,000 in 2016 to $20,000 in 2017, as well as a decrease of $27,000 in FDIC assessments from $80,000 in 2016 to $53,000 in 2017.  The OREO related expense decreased due to the sale of three properties in 2016, including the income producing property which had higher operating costs than the properties currently held by the Company.  The decrease in the FDIC assessments relates to a lower assessment rate as a result of the Deposit Insurance Fund reached the FDIC’s target level of 1.15% during 2016, which resulted in lower assessments for community banks such as American River Bank.

The fully taxable equivalent efficiency ratio for the first quarter of 2017 increased to 64.4% from 64.1% for the first quarter of 2016 with the primary reason for the increase being the decrease in net interest income from $5.0 million in 2016 to $4.8 million in 2017.

Provision for Income Taxes

Federal and state income taxes decreased $17,000 (2.7%) from $633,000 in the first quarter of 2016 to $616,000 in the first quarter of 2017.  The lower provision for taxes in 2017 compared to 2016 primarily resulted from the lower level of pretax income in 2017, decreasing $205,000 (10.2%) from $2.0 million in 2016 to $1.8 million in 2017.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 20, 2017 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2458 and entering the Conference ID 9284208#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2017	2016	2016
Cash and due from banks	$35,915	$27,589	$29,257
Interest-bearing deposits in banks	1,248	999	999
Investment securities	263,562	254,503	261,391
Loans & leases:
Real estate	285,146	289,400	256,227
Commercial	29,828	35,374	35,648
Other	4,077	4,356	5,683
Deferred loan and lease origination fees, net	(249)	(222)	(250)
Allowance for loan and lease losses	(4,833)	(4,822)	(5,082)
Loans and leases, net	313,969	324,086	292,226
Bank premises and equipment, net	1,342	1,362	1,448
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,779
Other real estate owned, net	1,348	1,348	896
Accrued interest receivable and other assets	21,767	21,463	19,823
	$659,251	$651,450	$626,140

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$200,417	$201,113	$188,585
Interest checking	66,646	64,652	62,339
Money market	138,460	131,342	129,556
Savings	63,314	64,740	59,816
Time deposits	82,125	82,959	83,523
Total deposits	550,962	544,806	523,819
Short-term borrowings	3,500	3,500	3,500
Long-term borrowings	12,000	12,000	7,500
Accrued interest and other liabilities	9,681	7,294	6,019
Total liabilities	576,143	567,600	540,838

SHAREHOLDERS' EQUITY
Common stock	$40,641	$42,484	$45,838
Retained earnings	41,674	40,822	35,790
Accumulated other comprehensive income	793	544	3,674
Total shareholders' equity	83,108	83,850	85,302
	$659,251	$651,450	$626,140

Ratios:
Nonperforming loans and leases to total loans and leases	0.01%	0.01%	0.53%
Net recoveries to average loans and leases (annualized)	-0.01%	-0.37%	-0.15%
Allowance for loan and lease losses to total loans and leases	1.52%	1.47%	1.71%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.43%	10.57%	10.68%
Common Equity Tier 1 Risk-Based Capital	18.81%	18.93%	18.71%
Tier 1 Risk-Based Capital Ratio	18.81%	18.93%	18.71%
Total Risk-Based Capital Ratio	20.06%	20.18%	19.97%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.38%	10.50%	10.61%
Tier 1 Risk-Based Capital Ratio	18.91%	19.02%	18.91%
Total Risk-Based Capital Ratio	20.16%	20.27%	20.16%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2017	2016	Change
Interest income	$5,053	$5,276	(4.2)%
Interest expense	242	234	3.4%
Net interest income	4,811	5,042	(4.6)%
Provision for loan and lease losses	-	-	-%
Noninterest income:
Service charges on deposit accounts	117	129	(9.3)%
Gain on sale of securities	56	282	(80.1)%
Rental income from other real estate owned	-	106	(100.0)%
Other noninterest income	246	237	3.8%
Total noninterest income	419	754	(44.4)%
Noninterest expense:
Salaries and employee benefits	2,170	2,160	0.5%
Occupancy	269	298	(9.7)%
Furniture and equipment	151	165	(8.5)%
Federal Deposit Insurance Corporation assessments	53	80	(33.8)%
Expenses related to other real estate owned	20	340	(94.1)%
Other expense	767	748	2.5%
Total noninterest expense	3,430	3,791	(9.5)%
Income before provision for income taxes	1,800	2,005	(10.2)%
Provision for income taxes	616	633	(2.7)%
Net income	$1,184	$1,372	(13.7)%

Basic earnings per share	$0.18	$0.19	(5.3)%
Diluted earnings per share	$0.18	$0.19	(5.3)%

Net interest margin as a percentage of
average earning assets	3.44%	3.63%

Average diluted shares outstanding	6,640,592	7,130,444

Operating Ratios:
Return on average assets	0.74%	0.87%
Return on average equity	5.74%	6.44%
Return on average tangible equity	7.13%	7.95%
Efficiency ratio (fully taxable equivalent)	64.38%	64.07%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2016	2016	2016	2016
Interest income	$5,053	$5,344	$5,304	$5,229	$5,276
Interest expense	242	232	223	221	234
Net interest income	4,811	5,112	5,081	5,008	5,042
Provision for loan and lease losses	-	(676)	(668)	-	-
Noninterest income:
Service charges on deposit accounts	117	121	124	128	129
Gain on sale of securities	56	-	33	(1)	282
Rental income from other real estate owned	-	173	-	-	106
Other noninterest income	246	235	242	236	237
Total noninterest income	419	529	399	363	754
Noninterest expense:
Salaries and employee benefits	2,170	2,101	2,073	2,101	2,160
Occupancy	269	290	295	292	298
Furniture and equipment	151	159	165	163	165
Federal Deposit Insurance Corporation assessments	53	23	77	76	80
Expenses related to other real estate owned	20	(84)	(30)	20	340
Other expense	767	795	766	763	748
Total noninterest expense	3,430	3,284	3,346	3,415	3,791
Income before provision for income taxes	1,800	3,033	2,802	1,956	2,005
Provision for income taxes	616	1,118	989	652	633
Net income	$1,184	$1,915	$1,813	$1,304	$1,372

Basic earnings per share	$0.18	$0.29	$0.28	$0.19	$0.19
Diluted earnings per share	$0.18	$0.29	$0.27	$0.19	$0.19

Net interest margin as a percentage of
average earning assets	3.44%	3.57%	3.65%	3.64%	3.63%

Average diluted shares outstanding	6,640,592	6,647,926	6,621,271	6,746,099	7,130,444
Shares outstanding-end of period	6,545,959	6,661,726	6,656,594	6,655,980	6,994,300

Operating Ratios (annualized):
Return on average assets	0.74%	1.16%	1.13%	0.84%	0.87%
Return on average equity	5.74%	9.04%	8.62%	6.29%	6.44%
Return on average tangible equity	7.13%	11.21%	10.70%	7.83%	7.95%
Efficiency ratio (fully taxable equivalent)	64.38%	56.98%	59.88%	62.26%	64.07%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2017			2016
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$305,625	$3,430	4.55%	$278,734	$3,362	4.85%
Tax-exempt loans and leases	14,488	176	4.93%	16,372	230	5.65%
Taxable investment securities	235,213	1,323	2.28%	249,622	1,552	2.50%
Tax-exempt investment securities	22,725	210	3.75%	25,557	246	3.87%
Corporate stock	63	10	64.37%	69	6	34.97%
Interest-bearing deposits in banks	1,118	2	0.73%	985	1	0.41%
Total earning assets	579,232	5,151	3.61%	571,339	5,397	3.80%
Cash & due from banks	39,314			28,145
Other assets	39,047			40,595
Allowance for loan & lease losses	(4,828)			(5,003)
	$652,765			$635,076

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$196,397	$34	0.07%	$188,560	$40	0.09%
Savings	63,265	5	0.03%	59,206	5	0.03%
Time deposits	82,302	155	0.76%	83,811	139	0.67%
Other borrowings	15,500	48	1.26%	24,368	50	0.83%
Total interest bearing liabilities	357,464	242	0.27%	355,945	234	0.26%
Noninterest bearing demand deposits	203,947			186,935
Other liabilities	7,719			6,467
Total liabilities	569,130			549,347
Shareholders' equity	83,635			85,729
	$652,765			$635,076
Net interest income & margin		$4,909	3.44%		$5,163	3.63%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717